Filed by: McDonald’s Corporation

Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: McDonald’s Corporation

Subject Company’s Commission File No.: 333-137177

EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE
FOR MORE INFORMATION CONTACT:
09/08/06	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD’S ANNOUNCES COMMENCEMENT OF

CHIPOTLE EXCHANGE OFFER

OAK BROOK, IL — McDonald’s Corporation today announced that it has commenced an offer to its shareholders for the exchange of all or some of their shares of McDonald’s common stock for shares of class B common stock of Chipotle Mexican Grill, Inc. held by McDonald’s.  The exchange should generally be tax-free to participating shareholders.

As previously communicated, McDonald’s has decided to dispose of its remaining interest in Chipotle in order, among other things, to further enable McDonald’s to focus its management and financial resources on growing the McDonald’s brand.  McDonald’s also believes that a separation from Chipotle will afford Chipotle increased flexibility and decision-making power to pursue its own strategic objectives.

The exchange offer is designed to permit tendering shareholders to exchange their shares of McDonald’s common stock for shares of Chipotle class B common stock at a 10% discount to the per-share value of Chipotle class B common stock.  The per-share values of McDonald’s common stock and Chipotle class B common stock will be calculated by reference to the average of the “daily volume-weighted average price” of McDonald’s common stock (NYSE: MCD) and Chipotle class A common stock (NYSE: CMG) on the New York Stock Exchange on the last two trading days of the originally contemplated exchange offer period (October 4 and October 5, 2006).  Although those dates could change if the exchange offer is extended, those dates will not change for purposes of calculating the per-share values if the exchange offer is extended solely as a result of the automatic extension of the exchange offer described below.

The number of shares a tendering shareholder can receive is subject to a limit of 0.9157 shares of Chipotle class B common stock for each share of

McDonald’s common stock accepted in the exchange offer.  Since the exchange offer is subject to proration if the offer is oversubscribed, the number of shares McDonald’s accepts in the exchange offer may be less than the number of shares tendered.  Chipotle has applied to list the Chipotle class B common stock on the New York Stock Exchange under the symbol “CMG.B”.

McDonald’s owns 16,539,967 shares of Chipotle class B common stock, or approximately 88% of the outstanding shares of Chipotle class B common stock, which represented approximately 82.2% of the voting interest and 50.8% of the economic interest in Chipotle, as of June 30, 2006.  The largest possible number of shares of McDonald’s common stock that will be accepted will be equal to 16,539,967 divided by the final exchange ratio.  McDonald’s will dispose of its entire ownership interest in Chipotle through the split-off and, if necessary, a subsequent spin-off of any shares it still owns after the split-off is completed.

The exchange offer will expire at 12:00 midnight, New York City time, on October 5, 2006 unless extended or terminated.  If, however, the limit on the number of shares that can be received for each share of McDonald’s common stock tendered is in effect at the expiration of the originally contemplated exchange offer period, then the exchange ratio will be fixed at the limit and the exchange offer will be extended until 12:00 midnight of the second following trading day. The terms and conditions of the exchange offer are more fully described in a Registration Statement on Form S-4 filed by Chipotle and a Schedule TO filed by McDonald’s with the Securities and Exchange Commission today.

Morgan Stanley & Co. Incorporated will serve as the dealer manager for the transaction.

McDonald’s is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald’s restaurants worldwide are owned and operated by independent, local men and women.

Chipotle operates more than 500 fast-casual, fresh Mexican food restaurants in 23 states throughout the United States and in the District of Columbia.  Chipotle uses high-quality raw ingredients, classic cooking methods and a distinctive interior design, and has friendly people to take care of each customer—features that are more frequently found in the world of fine dining.

Additional Information

In connection with the proposed disposition by McDonald’s of its interest in Chipotle via an exchange offer, Chipotle has filed with the Securities and Exchange Commission a registration statement that includes an exchange offer prospectus.  The prospectus contains important information about the disposition and related matters, and McDonald’s will mail the prospectus to its shareholders.

Investors and security holders are urged to read the prospectus, and any other relevant documents filed with the SEC, when they become available and before making any investment decision.  None of McDonald’s, Chipotle or any of their respective directors or officers or any dealer manager appointed with respect to the exchange offer makes any recommendation as to whether you should participate in the exchange offer.  You will be able to obtain a free copy of the prospectus and other related documents filed with the SEC by McDonald’s and Chipotle at the SEC’s web site at www.sec.gov, and those documents may also be obtained for free, as applicable, from McDonald’s at www.investor.mcdonalds.com or Chipotle at www.chipotle.com.

McDonald’s has retained Georgeson Shareholder Communications Inc. as the information agent for the transaction. To obtain copies of the exchange offer prospectus and related documentation, or if you have questions about the terms of the exchange offer or how to participate, you may contact the information agent at 1-866-821-2614 (toll-free in the United States), or 1-212-440-9800 (elsewhere).

Forward-Looking Statements

Information in this communication contains forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Such forward-looking statements include, but are not limited to, statements about the benefits of the split-off, including future financial and operating results, and each company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, those forward-looking statements is detailed in the filings of McDonald’s and Chipotle with the SEC, such as annual and quarterly reports and the exchange offer prospectus.  McDonald’s and Chipotle disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

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